Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – April 9, 2015 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended February 28, 2015.

Fiscal 2015 First Quarter Highlights

●

Consolidated sales were $92.8 million for the first quarter of 2015 compared to $75.6 million for the first quarter of 2014, an increase of 23%. Excluding the sales from the acquisition of Zenith Freight Lines, LLC (“Zenith”) discussed below, consolidated sales increased 18%.

●

Operating income for the quarter, excluding the effects of $0.5 million in charges associated with a store closure, was $3.4 million or 3.7% of sales as compared to $1.1 million or 1.4% of sales for the prior year quarter.

●	Wholesale sales were $58.8 million for the first quarter of 2015 compared to $51.1 million for the first quarter of 2014, an increase of 15%.
●	Wholesale operating profit increased to $2.9 million or 5.0% of sales as compared to $2.3 million or 4.6% of sales for the prior year quarter.
●	Company-owned store delivered sales increased 21%, including a comparable store sales increase of 15%, compared to the prior year quarter.
●	Comparable store operating income for corporate retail was $0.3 million for the current year quarter as compared to a loss of $0.6 million for the prior year quarter, a $0.9 million improvement.
●	Total corporate retail operated at nearly break-even for the quarter as compared to a loss of $1.8 million for the prior year quarter.
●	Acquired the remaining 51% interest in Zenith for cash, stock and note payable valued at $19.1 million.
●	Recorded a $7.2 million gain associated with the remeasurement of the previous investment in Zenith to fair value prior to the consummation of the acquisition.
●

Net income increased to $6.0 million or $0.56 per diluted share as compared to $0.8 million or $0.08 per diluted share for the prior year. Excluding the remeasurement gain mentioned above, net income would have been $1.5 million or $0.14 per diluted share.

“We continued to take market share in the quarter with a 23% increase in consolidated revenue”, commented Robert H. Spilman, Jr., President and Chief Executive Officer. “Part of the increase was attributable to the acquisition of the remainder of the equity in Zenith Freight Lines, LLC that occurred during the period. Without the one month of Zenith’s revenue that was consolidated during the quarter, sales grew by 18%. Once again, our growth was propelled by both our Bassett Home Furnishings network and independent furniture dealers in targeted markets. We are encouraged by the initial consumer acceptance of several new product offerings that were introduced in 2014 and we plan to expand on these efforts this year. Our mix of domestically produced custom furniture and an assortment of stylish imported items is driving sales in our stores and with our independent dealers. Excluding the costs associated with the closing of our store in Memphis, Tennessee; operating income for the quarter tripled to $3.4 million, or 3.7% of sales. One-time costs associated with the Zenith transaction as well as previously discussed start-up expenses in our recently introduced Bassett Baby and Kids and Benchmade product lines amounted to $0.4 million for the period. We are pleased with the reception of these product lines and endeavor to make them meaningful contributors to our portfolio in the future. Meanwhile, we are very excited by the strategic implications and potential of the ownership of Zenith which will be discussed later in this report. As a result of the re-measurement of the Zenith investment to fair value as part of the transaction, a $7.2 million gain was recorded in the quarter. Our focus for the remainder of 2015 will be to integrate all of these initiatives to continue to gain market share and further enhance operating performance.”

Wholesale Segment

Net sales for the wholesale segment were $58.8 million for the first quarter of 2015 as compared to $51.1 million for the first quarter of 2014, an increase of $7.7 million or 15%. This sales increase was driven by a 15% increase in shipments to the Bassett Home Furnishings store network and a 10% increase in open market shipments (outside the Bassett Home Furnishings store network). Gross margins for the wholesale segment were down slightly to 32.0% for the first quarter of 2015 as compared to 32.4% for the first quarter of 2014 driven largely by increased discounting of wood products as the Company prepares for a significant makeover of its imported wood furniture line. Pressure on the supply chain for imported products caused by the dockworker labor dispute and port slowdowns on the west coast has resulted in increased marine cargo costs which should slightly impact margins in the second quarter of 2015 as those products are shipped. Wholesale SG&A increased $1.7 million to $15.9 million for the first quarter of 2015 as compared to $14.2 million for the first quarter of 2014. SG&A as a percentage of sales decreased to 27.0% as compared to 27.8% for the first quarter of 2014 primarily due to greater leverage of fixed costs from higher sales volumes. The Company incurred an additional $0.3 million of advertising and website costs largely associated with the rollout of the previously-announced Bassett Baby and Kids initiative and related website improvements and $0.1 million of costs associated with the acquisition of Zenith. Operating income was $2.9 million or 5.0% of sales as compared to $2.3 million or 4.6% of sales in the prior year quarter.

“Strong growth in our domestically produced custom dining and upholstery programs maintained their robust pace with sales increases of 33% and 26% respectively”, continued Spilman. “These products are a key point of differentiation in our stores and our independently operated Bassett Design Centers (BDCs). Featured prominently in our direct mail, television, and online marketing programs, these products are setting the pace in both sales channels. The expansion of our custom upholstery program into the leather category presents a new avenue for growth. And our Benchmade dining program has been greeted with a level of acceptance that has caused us to restrict sales to new customers as we strive to match our production capacity with demand. Finally, as discussed in January, we have embarked on a significant makeover of the styling point of view of our imported wood product line. These new products, which encompass bedroom, dining, and occasional offerings are arriving in our distribution centers now and will be placed in our stores in May and June. This assortment has been architected to bring a fresh look to our stores and has been carefully coordinated with upholstery and accessories to project the casual lifestyle approach that appeals to today’s Bassett customer. Although we do expect some negative short term margin effect as we close out existing product lines, we are excited about the potential for this new direction in the months ahead.”

Retail Segment

Net sales for the 60 Company-owned Bassett Home Furnishings stores were $57.2 million for the first quarter of 2015 as compared to $47.1 million for the first quarter of 2014, an increase of $10.1 million or 21%. The increase was primarily due to a $6.7 million or 15% increase in comparable store sales coupled with a $3.3 million increase in non-comparable store sales from 6 new stores opened in the last 15 months.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 14% for the first quarter of 2015 as compared to the first quarter of 2014.

The consolidated retail operating loss for the first quarter of 2015 was $42 thousand as compared to a loss of $1.8 million for the first quarter of 2014. The 54 comparable stores generated operating income of $0.3 million for the quarter, or 0.5% of sales, as compared to a loss of $0.6 million for the prior year quarter. Gross margins were 50.2% for the first quarter of 2015 compared to 50.1% for the first quarter of 2014. SG&A expenses for comparable stores increased $2.5 million to $25.9 million or 49.7% of sales as compared to 51.5% of sales for the first quarter of 2014. This decrease is primarily due to greater leverage of fixed costs due to higher sales volumes.

Losses associated with non-comparable stores were $0.3 million for the quarter as compared to $1.1 million for the prior year quarter. This decrease is primarily from $0.6 million of pre-opening costs recognized in the first quarter of 2014 due to the six new store openings in 2014.

The Company relocated its stores in San Antonio and Southlake, Texas during the first quarter of 2015 and expects to relocate its Newport News store late this year (the lease for the existing location expires early in fiscal 2016). The Company has extended or plans to extend all four of the leases that were scheduled to expire in 2015.  The Company also plans to continue opening new stores, primarily in underpenetrated markets where it currently has stores.  The Company and certain licensees are actively engaged in site selection and lease negotiations for several new stores. The Company expects to open three to five new corporate stores in 2015, including one in Woodland Hills, California and one in Dulles, Virginia. The Company also expects one new store will be opened in 2015 by an existing licensee.

“We are pleased to report a 15% increase in comparable corporate stores sales”, added Spilman. “This marks our third consecutive quarter of double digit comparable growth. Many factors are working in tandem to produce these results. Certainly, the macro environment is improving for our industry around the U.S. Beyond better economic conditions, however, are the key elements of our model. Well-appointed stores, highly trained design associates, custom furniture delivered to the home in 30 days and effective marketing programs are working in concert to drive growth that is currently outpacing the industry average. With this growth comes increased profitability as our retail results improved by $1.8 million compared to last year, partially aided by reduced new store opening costs. We continue to focus store by store to improve overall retail results. To that end, we moved our San Antonio and Southlake, Texas stores to more suitable locations during the quarter. Losses incurred at our Memphis, Tennessee location caused us to close the store after concerted efforts to improve its results were not successful. Finally, we look forward to opening new stores in the Washington, D.C. and Los Angeles markets later this year.”

Acquisition of Zenith Freight Lines, LLC

On February 2, 2015, the Company acquired the remaining 51% interest in Zenith Freight Lines, LLC for $19.1 million, which consisted of a $9.0 million cash payment, common stock with a fair value of $1.7 million and a $9.0 million note payable with a fair value of $8.4 million. The note is payable in equal annual installments over the next three years. Zenith provides domestic transportation and warehousing services primarily to furniture manufacturers and distributors and also provides home delivery services to furniture retailers. The Company has historically contracted with Zenith to provide substantially all of its domestic freight, transportation and warehousing needs for the wholesale business. In addition, Zenith provides home delivery services for many of its Company-owned retail stores. The Company historically has accounted for approximately 50% of Zenith’s revenue.

“With the February acquisition of the remaining 51% interest in Zenith Freight Lines, LLC our 16 year partnership with this nationally recognized leader in logistics has been further solidified”, said Spilman. “Over the years, our two company’s operations have integrated to the point that this acquisition was inevitable. Zenith’s portfolio has grown to include the over the road transportation of furniture, the operation of regional wholesale distribution centers in eight states, and the management of various home delivery facilities that service Bassett Home Furnishings stores and other clients in local markets around the U.S. Their information technology platform drives a speed to market capability that provides a competitive advantage to Bassett and other customers that has enabled Zenith to double in size since 2010. We look forward to working with Zenith management to further enhance this high level of customer service and to continue to generate growth in the years to come.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 94 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first fiscal quarter of 2015, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended		Quarter Ended
	February 28, 2015		March 1, 2014
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$89,548		$75,647
Logistics	3,259		-
Total sales revenue	92,807	100.0%	75,647	100.0%

Cost of furniture and accessories sold	41,930	45.2%	35,394	46.8%

Selling, general and administrative expenses excluding new store pre-opening costs	47,475	51.2%	38,580	51.0%
New store pre-opening costs	-	0.0%	587	0.8%
Lease exit costs	419	0.5%	-	0.0%
Asset impairment charges	106	0.1%	-	0.0%
Income from operations	2,877	3.1%	1,086	1.4%

Remeasurement gain on acquisition of affiliate	7,212	7.8%	-	0.0%
Loss on sale of real estate	(182)	-0.2%	-	0.0%
Proceeds from Company-owned life insurance	-	0.0%	662	0.9%
Other loss, net	(440)	-0.5%	(377)	-0.5%
Income before income taxes	9,467	10.2%	1,371	1.8%

Income tax provision	3,511	3.8%	528	0.7%
Net income	$5,956	6.4%	$843	1.1%

Basic earnings per share	$0.57		$0.08

Diluted earnings per share	$0.56		$0.08

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets - Audited
(In thousands)

	February 28, 2015	November 29, 2014
Assets
Current assets
Cash and cash equivalents	$12,256	$26,673
Short-term investments	23,125	23,125
Accounts receivable, net	17,683	15,228
Inventories, net	61,676	57,272
Deferred income taxes, net	5,288	5,268
Other current assets	13,449	7,796
Total current assets	133,477	135,362

Property and equipment, net	94,574	74,812

Other long-term assets
Deferred income taxes, net	5,412	9,701
Goodwill and other intangible assets	18,341	1,730
Other	8,611	19,141
Total long-term assets	32,364	30,572
Total assets	$260,415	$240,746

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,715	$22,251
Accrued compensation and benefits	8,546	8,931
Customer deposits	25,325	22,202
Dividends payable	-	2,102
Current portion of long-term debt	4,586	316
Other accrued liabilities	10,679	10,971
Total current liabilities	68,851	66,773

Long-term liabilities
Post employment benefit obligations	11,444	11,498
Long-term debt	10,708	1,902
Other long-term liabilities	3,701	3,741
Total long-term liabilities	25,853	17,141

Stockholders’ equity
Common stock	53,792	52,467
Retained earnings	111,474	106,339
Additional paid-in-capital	2,382	-
Accumulated other comprehensive loss	(1,937)	(1,974)
Total stockholders' equity	165,711	156,832
Total liabilities and stockholders’ equity	$260,415	$240,746

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - Audited
(In thousands)

	Quarter Ended
	February 28, 2015	March 1, 2014
Operating activities:
Net income	$5,956	$843
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,146	1,692
Equity in undistributed income of investments and unconsolidated affiliated companies	(220)	(65)
Provision for restructuring and asset impairment charges	106	-
Non-cash portion of lease exit costs	419	-
Deferred income taxes	4,278	12
Re-measurement gain on acquisition of affiliate	(7,212)	-
Other, net	549	(699)
Changes in operating assets and liabilities
Accounts receivable	1,021	1,450
Inventories	(4,404)	(776)
Other current and long-term assets	(2,325)	14
Customer deposits	3,122	2,896
Accounts payable and accrued liabilities	(4,341)	(29)
Net cash provided by (used in) operating activities	(905)	5,338

Investing activities:
Purchases of property and equipment	(3,918)	(6,899)
Proceeds from sale of retail real estate and property and equipment	-	1,407
Cash paid for business acquisition, net of cash acquired	(7,374)	-
Capital contribution to affiliate	(1,345)	-
Proceeds from maturity of short-term investments	-	5,000
Other	-	48
Net cash used in investing activities	(12,637)	(444)

Financing activities:
Cash dividends	(2,923)	(2,828)
Proceeds from the exercise of stock options	1,410	-
Other issuance of common stock	85	82
Repurchases of common stock	(191)	(287)
Excess tax benefits from stock-based compensation	456	-
Repayments of notes payable	(372)	(68)
Proceeds from equipment loans	660	-
Net cash used in financing activities	(875)	(3,101)
Change in cash and cash equivalents	(14,417)	1,793
Cash and cash equivalents - beginning of period	26,673	12,733
Cash and cash equivalents - end of period	$12,256	$14,526

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter ended	Quarter ended
	February 28, 2015	March 1, 2014
Net Sales
Wholesale	$58,805	$51,086
Retail - Company-owned stores	57,183	47,124
Logistical services	5,999	-
Inter-company eliminations:
Furniture and accessories	(26,440)	(22,563)
Logistical services	(2,740)	-
Consolidated	$92,807	$75,647

Operating Income (Loss)
Wholesale	$2,927	$2,348
Retail	(42)	(1,772)
Logistical services	(8)	-
Inter-company elimination	525	510
Asset impairment charges	(419)	-
Lease exit costs	(106)	-
Consolidated	$2,877	$1,086

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	54 Comparable Stores
	Quarter Ended		Quarter Ended
	February 28, 2015		March 1, 2014
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$52,087	100.0%	$45,356	100.0%

Cost of sales	25,940	49.8%	22,629	49.9%

Gross profit	26,147	50.2%	22,727	50.1%

Selling, general and administrative expense*	25,883	49.7%	23,355	51.5%

Income (Loss) from operations	$264	0.5%	$(628)	-1.4%

	All Other Stores
	Quarter Ended		Quarter Ended
	February 28, 2015		March 1, 2014
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$5,096	100.0%	$1,768	100.0%

Cost of sales	2,460	48.3%	836	47.3%

Gross profit	2,636	51.7%	932	52.7%

Selling, general and administrative expense	2,942	57.7%	1,489	84.2%
Pre-opening store costs**	-	0.0%	587	33.2%

Loss from operations	$(306)	-6.0%	$(1,144)	-64.7%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.